THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993 (THE “ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON THE SAFE HARBOR PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT.

CHINDEX INTERNATIONAL, INC.

TRANCHE C CONVERTIBLE NOTE DUE 2017

[Date]

No.
US$1,000,000
Out of an aggregate US$15,000,000 of Tranche C Notes

CHINDEX INTERNATIONAL, INC., a Delaware corporation (the “Company”), for value received, promises to pay, subject to the terms and conditions of this Note, to the order of MAGENTA MAGIC LIMITED, a company organized and existing under the laws of the British Virgin Islands and wholly owned, directly or indirectly, by JPMorgan Chase & Co or its registered assigns (the “Holder”), the principal sum of ONE MILLION DOLLARS (US$1,000,000) due on November 6, 2017 (the “Maturity Date”) in cash.  This Note is one of a series of Tranche C Convertible Notes due November 6, 2017 (the “Tranche C Notes”) issued pursuant to the Securities Purchase Agreement, dated as of November 7, 2007 (the “Purchase Agreement”) between the Company and the Holder as the Purchaser therein and is entitled to the benefits thereof.   This Note is subject to the terms and conditions of the Purchase Agreement and in the case of a perceived conflict or inconsistency between this Note and the Purchase Agreement, the Purchase Agreement shall govern.  Capitalized terms used herein without definition have the meanings assigned thereto in the Purchase Agreement.

1.  PAYMENTS.

1.1  Subject to the right of the Holder to convert the principal amount of this Note into shares of Class A Common Stock of the Company, the principal amount of this Note shall be payable in full on the Maturity Date.

1.2  Payment of the principal of this Note shall be made to Holder at a place to be specified by the Holder of this Note in a written notice to the Company at least three (3) Business Days before the payment date.

1.3  Such payment of principal of this Note shall be made in lawful money of the United States of America by transferring immediately available funds by wire transfer to the account of such Holder for receipt by such Holder on the due date of such payment.

1.4  If payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in New York City or Hong Kong are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding Business Day.

1.5  In no event shall interest of any kind be paid or payable with respect to this Note.

2.  CONVERSION.

2.1  Conversion Right.  Subject to and upon compliance with the provisions of this Section 2, at the option of the Holder thereof and subject to the satisfaction or waiver of all conditions set forth in Section 2.2, any Note or any portion of the principal amount thereof that is $1,000,000 or an integral multiple of $1,000,000 may be converted at a price (the “Conversion Price”) that shall be initially $27.84 per share of Common Stock.  The Conversion Price shall be adjusted in certain instances as set forth in Section 2.4.

2.2  Conditions to Conversion.  This Note may be converted at any time at the option of the Holder, but shall be automatically and mandatorily converted, in the manner described in Section 2.1 above, if the following conditions shall have been satisfied or waived in the sole discretion of the Holder:

(a)  Both New JV Hospitals have been completed, received all approvals, consents, permits, and/or licenses required from any Governmental Authority for the commencement of operations, and are ready in all material respects for commencement of operations and have so commenced operation.

(b)  At the time the condition described in the preceding paragraph (a) is satisfied or waived, there has been no breach of any representation, covenant or undertaking owed by the Company under the Purchase Agreement or the Transaction Documents.

Notwithstanding the foregoing paragraphs, this Note is automatically and mandatorily to be converted, in the manner described in Section 2.1 above if either: (i) twelve months have elapsed since the commencement of operations of either of the New JV

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Hospitals or (ii) such New JV Hospital has achieved a break-even EBITDA for any 12-month ending on a date that is the last day of a fiscal quarter, and condition (b) above has been satisfied.

In each case, the Company shall provide in reasonable detail to the Holder evidence that the conditions of this Section 2.2 have been satisfied for the Holder’s review.

2.3  Exercise of Conversion Right.  In order to exercise the conversion privilege with respect to any Note, the Holder of any Note to be converted shall surrender such Note, duly endorsed or assigned to the Company or in blank, at the principal office maintained by the Company, accompanied by (a) written notice to the Company stating that the Holder irrevocably elects to convert such Note or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted in accordance with Section 2.1, (b) the funds, if any, required by this Section, in immediately available form, and (c) if Common Stock or any portion of such Note not to be converted are to be issued in the name of a Person other than the Holder thereof, in accordance with the terms hereof, the name of the Person in which to issue such Common Stock or portion of the Note.

As promptly as practicable after receipt of such conversion notice, the Company shall issue and shall deliver to such Holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Note or portion thereof in accordance with the provisions of this Section and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 2.4.  In case any Note of a denomination greater than $1,000,000 shall be surrendered for partial conversion, the Company shall execute and deliver to the Holder of the Note so surrendered, without charge, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note and otherwise in accordance with the terms hereof.

Each conversion shall be deemed to have been effected as to any such Note (or portion thereof) on the date on which the requirements set forth above in this Section 2.3 have been satisfied as to such Note (or portion thereof), and the Person in whose name any certificate or certificates for shares of Common Stock issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided however that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such Note shall be surrendered.

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2.4  Fractions of Shares.  No fractional shares of Common Stock shall be issued upon conversion of Notes.  If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered.  Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any Note (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price per share of the Common Stock at the close of business on the Trading Day immediately preceding such day.

“Trading Day” shall mean each day on which the primary securities exchange or quotation system that is used to determine the Closing Price is open for trading or quotation.
“Closing Price” of a single share of Common Stock on any Trading Day shall mean the closing sale price per share for the Common Stock (or if no closing sale price is reported, the average of the bid and ask prices) on such Trading Day as reported by the National Association of Securities Dealers Automated Quotation System.

2.5  Adjustment of Conversion Price.

(a)  In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be adjusted by multiplying such Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, and (ii) the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution.  Such reduction becomes effective immediately after the opening of business on the day following the date fixed for such determination.  If any dividend or distribution of the type described in this Section 2.5(a) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(b)  In case the Company shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights, warrants or options entitling the holders thereof (for a period of not more than 60 days after such issuance) to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) at a price per share less than the current market price per share (or having a conversion, exchange or exercise price per share) (in each case determined as provided in Section 2.5(d)) of the Common Stock on the date immediately preceding the date of announcement of such issuance, the Conversion Price in effect at the opening of business on the day following the date of such announcement shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date of announcement plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of

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business on the date of such announcement plus the number of shares of Common Stock which the aggregate price of the total number of shares so offered would purchase at the current market price per share (determined as provided in Section 2.5(d)), such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

To the extent that shares of Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock) actually effected.  In the event that such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed.

(c)  In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased.  In each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such subdivision or combination.  Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d)  For the purpose of any computation under Section 2.5, the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question.

(e)  No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments, which by reason of this Section 2.5(e) are not required to be made, shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 2.5 shall be made by the Company and shall be made to the nearest cent or the nearest one-hundredth of a share, as the case may be.

2.6  Notice of Adjustments of Conversion Price.  Whenever the Conversion Price is adjusted as herein provided, the Company shall compute the adjusted Conversion Price in

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accordance with Section 2.5 and shall prepare a certificate signed by the Chief Financial Officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for the purpose of conversion of Notes; and the Company shall forthwith cause a notice setting forth the adjusted Conversion Price (“Conversion Adjustment Notice”) to be mailed, first class postage prepaid, to each Holder at its address appearing on the register.  The Holder is entitled to dispute the Conversion Price adjustment as reflected in the Conversion Adjustment Notice within fifteen (15) days upon receipt of the Conversion Adjustment Notice.  If such dispute cannot be resolved within thirty (30) days from the date when the Company receives any Holder’s notice that it disagrees with such adjustment, one of the “Big-Four” accounting firms shall be appointed by mutual agreement of the Company and such Holder to determine the proper adjustment of the Conversion Price.

2.7  Notice of Certain Corporate Action.  In case:

(a)  the Company shall declare a dividend (or any other distribution) on its Common Stock;

(b)  the Company shall authorize the granting to all holders of its Common Stock of rights, warrants or options to subscribe for or purchase any shares of capital stock of any class or of any other rights (excluding rights distributed pursuant to the Rights Agreement dated June 4, 2007, as amended on November 4, 2007);

(c)  of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company;

(d)  of the voluntary or involuntary dissolution, liquidation or winding, up of the Company; or

(e)  the Company or any Subsidiary of the Company shall commence a tender or exchange offer for all or a portion of the Company’s outstanding shares of Common Stock (or shall amend any such tender or exchange offer).

then the Company shall cause to be mailed to all Holders at their last addresses as shall have been provided in writing to the Company for inclusion in a register of Holders, at least 10 days prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, warrants or options are to be determined, or (y) the date on which such consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered

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and the other material terms thereof (or the material terms of any amendment thereto).

2.8  Taxes on Conversions.  The Company will pay any and all document and stamp taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto.  The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Notes converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

2.9  Cancellation of Converted Notes.  All Notes delivered for conversion shall be delivered to the Company to be cancelled upon such conversion.

2.10  Provisions in Case of Reclassification, Consolidation, Merger or Sale of Assets.  In the event that the Company shall be a party to any transaction (including (i) any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Company with, or merger of the Company into, any other Person, or any merger of another Person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale or transfer of all or substantially all of the assets of the Company or (iv) any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder of each outstanding Tranche C Notes shall have the right thereafter to convert such Note only into (subject to funds being legally available for such purpose under applicable law at the time of such conversion) the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such transaction.

2.11  Company’s Determination. All calculations, adjustments and conversions under this Section 2 shall be made by the Company and forwarded to the Holder for its review.

3.  CANCELLATION OF NOTE.

Upon payment in full of all outstanding obligations under this Note, whether by receipt by the Holder of the appropriate Conversion Shares upon conversion of the Tranche C Notes into shares of Common Stock of the Company pursuant to Section 2 or cash payment in full, the Company’s obligations in respect of payment of this Note shall terminate and the Holder shall surrender this Note to the Company.

4.  EVENTS OF DEFAULT.

In the event that (an “Event of Default”):

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(a)  the Company defaults for more than ten (10) Business Days in making the payment of principal to be made on this Note; or

(b)  the Company or any of the Subsidiaries:

(i)  commences any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, composition or other relief with respect to it or its debts or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or shall make a general assignment for the benefit of its creditor; or

(ii)  is the debtor named in any other case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (C) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the facts set forth in this clause (ii); or (D) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(c)  the Company or the Subsidiary defaults with respect to any existing and future Debt evidencing an aggregate value of the greater of (i) US$1,000,000 or (ii) 10% of the total Debt of the Company at the time of such default and such default continues unremedied for a period of more than forty-five (45) calendar days; or

(d)  any payment in excess of US$250,000, of principal or of interest on any Debt, is accelerated under terms of any debt instrument or agreement, including without limitation by operation of any cross-default provision contained therein.

(e)  failure to deliver the Conversion Shares in accordance with the Transaction Documents.

In the case of any Event of Default hereunder, the entire unpaid balance of this Note shall ipso facto become immediately due and payable upon notice or demand.  The Holder may waive any Event of Default on such conditions as it shall determine to impose and may rescind any acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

5.  PAYMENT.

The Company hereby waives presentment for payment, notice of nonpayment, protest, notice of protest and all other notices, filing of suit and diligence in collecting the amounts due under this Note and agrees that the Holder shall not be required first to initiate any suit or exhaust its remedies against any other person or parties in order to enforce payment of this Note.

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6.  MISCELLANEOUS.

6.1  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incident thereto, and upon surrender or cancellation of the Note, if mutilated, the Company will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

6.2  This Note and the rights and obligations of the Company and any Holder hereunder shall be construed in accordance with and be governed by the laws of the State of New York other than such laws as would result in the application of the laws of a jurisdiction other than the State of New York.

6.3  The Holder may freely transfer this Note to any third party, subject to the provisions of the Purchase Agreement and the terms and conditions hereof.  Except as otherwise provided herein, the terms and conditions of this Note shall be binding upon, and inure to the benefit of, the respective representatives, successors and assigns of the parties hereto.

6.4  Upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the Holder hereof or such Holder’s attorney duly authorized in writing, a new Note of like tenor will be issued to, and registered in the name of, the transferee.  Prior to the presentment for registration of transfer, the Company and any paying agent or registrar for the Tranche C Notes may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company and any paying agent or registrar for the Tranche C Notes will not be affected by any notice to the contrary.

6.5  Time is of the essence of this Note.  If any provisions of this Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Note and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

[Signature page follows]

Tranche C Note

No.
IN WITNESS WHEREOF, the Company and the Holder have executed this Note as of the day and year first above written.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: Chief Executive Officer and President

MAGENTA MAGIC LIMITED

By:	/s/ Sanjai Vohra
Name: Sanjai Vohra
Title: Authorized Signatory

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